Exhibit 99.1

For Immediate Release

Contact:	Progenics Pharmaceuticals, Inc. Richard W. Krawiec, Ph.D. VP, Investor Relations and Corporate Communications (914) 789-2800 rkrawiec@progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES PRICING OF PUBLIC OFFERING OF COMMON STOCK

TARRYTOWN, N.Y. - September 14, 2005 - Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX) announced today the pricing of an underwritten public offering of 2,500,000 shares of its common stock pursuant to an effective shelf registration statement. UBS Investment Bank and CIBC World Markets acted as joint book-running managers for the offering. The price to the public is $23.90, and proceeds to the Company from the offering, net of expenses, are expected to be approximately $57.4 million. Progenics intends to use the net proceeds from this offering to fund clinical trials of its investigational drugs methylnaltrexone (MNTX) and PRO 140, to fund clinical trials of other product candidates and for other research and development programs. The Company has granted to the underwriters of the offering an option to purchase an additional 375,000 shares to cover over-allotments in the offering. All of the shares in the offering are being sold by Progenics.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A final prospectus supplement and related prospectus relating to the offering may be obtained from UBS Securities LLC, 299 Park Avenue, New York, NY 10171, Attn: Equity Syndicate Desk or by sending a request via facsimile to UBS Securities LLC at 212-821-4998, or from CIBC World Markets Corp., 425 Lexington Ave., 5th Floor, New York, NY 10017, Attn: Prospectus Department or by sending a request via facsimile to CIBC World Markets Corp. at 212-667-6303 or by e-mail at useprospectus@us.cibc.com when available.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has four product candidates in clinical development and several others in preclinical development.

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